    As filed with the Securities and Exchange Commission on August 20, 1996
                                                        Registration No. _______
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             _____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                             _____________________

                             First Regional Bancorp
             (Exact name of registrant as specified in its charter)

          California                                         95-3582843
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                            1801 Century Park East
                        Century City, California 90067
                                (310) 552-1776

  (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           _________________________

                 First Regional Bancorp 1991 Stock Option Plan
                            (Full title of the Plan)

                             Thomas E. McCullough
                            Chief Financial Officer
                            First Regional Bancorp
                            1801 Century Park East
                        Century City, California 90067
                                (310) 552-1776

(Name, address, including zip code, and telephone number, including area code of agent for service)

                           _________________________

                                   Copies to:
                              Gary M. Horgan, Esq.
                         Horgan, Rosen, Beckham & Coren
                        21700 Oxnard Street, Suite 1400
                             Los Angeles, CA 91365

       Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement.



                                                  CALCULATION OF REGISTRATION FEE
========================================================================================================
 Title of Securities to                       Proposed             Proposed
 be Registered             Amount to be       Maximum              Maximum           Amount of
                           Registered         Offering Price Per   Aggregate         Registration Fee
                                              Share                Offering Price
========================================================================================================
Common Stock (no           350,000 Shares     $5.50 /1/            $1,837,500        $664.00
 par value per share)
- -------------------------------------------------------------------------------------------------------

________________________

    /1/ Estimated solely for the purpose of determining the amount of the registration fee on the basis of the average of the high and the low prices of the Common Stock, no par value per share, of First Regional Bancorp within five
 (5) business days prior to the date of filing in accordance with Securities Act Rule 457(c).

PROSPECTUS
                             FIRST REGIONAL BANCORP

                      COMMON STOCK, NO PAR VALUE PER SHARE

                         350,000 Shares of Common Stock

          This Prospectus (the "Prospectus") covers the resale by officers or directors (the "Selling Stockholders") of First Regional Bancorp (the "Company"), of shares of the Company's common stock, no par value per share (the "Common Stock"), acquired pursuant to those certain stock option agreements executed by and between the Company and the Selling Stockholders (the "Stock Option Agreement") in connection with the First Regional Bancorp 1991 Stock Option Plan (the "Plan").

          The Selling Stockholders may offer shares of Common Stock from time to time to purchasers directly or through underwriters, dealers or agents. Such shares of Common Stock may be sold at market prices prevailing at the time of sale or at negotiated prices.

          The Common Stock is traded on the over-the-counter market through the National Association of Securities Dealers Automated Quotation System under the trading symbol FRGB. The last sale price for the Common Stock as so reported was on or about August 16, 1996 and was $5.50 per share. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. The address of the principal executive offices of the Company is 1801 Century Park East, Century City, California 90067 and its telephone number is (310) 552-1776.

          SEE "RISK FACTORS" AT PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PURCHASER.

                            ______________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ______________________

          No dealer, salesman or other person has been authorized to give any information or to make any representation in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or any Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

        ______________________________________________________________


                 The date of this Prospectus is August 20, 1996

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained upon written request addressed to the Commission, Public Reference Branch, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. Upon request, and when suitable arrangements can be made, such records may be sent to any other Commission office for inspection, including the Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are available through the Commission's Web site (http://www.sec.gov). The Company's securities are not listed on any exchange. Such reports and other information concerning the Company can be inspected at the offices of the Company at 1801 Century Park East, Century City, California 90067.

          The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or the document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents of the Company which have been filed with the Commission pursuant to the applicable statutes are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

          (4) The description of the Company's Common Stock which is contained in its Registration Statement on Form 10 (File No. 0-10232) dated March, 1982, filed under the Securities Exchange Act of 1934 (the "Exchange Act"), and any amendment or report filed for the purpose of updating such information.

          All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide, without charge, to each person to whom copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to the Company's Executive Offices at 1801 Century Park East, Century City, California 90067, (310) 552-1776.

          Until (date 40 days after effective date) all dealers effecting
                 ---------------------------------
 transactions in the registered securities, whether or not participating in distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            ______________________

                                 RISK FACTORS

          Prospective investors should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this Prospectus before purchasing shares offered hereby.

          Adverse Economic and Other Conditions. Commencing in 1990 and continuing to date, the California economy has been impacted by the economic recession which as affected many regions of the United States during this period and, in Southern California, by certain acts of nature. While economic reports indicate an improvement in the Southern California economy, a worsening of current economic conditions, could have an adverse effect on the Company's business, including the demand for new loans, refinancing activity, the ability of borrowers to repay outstanding loans and the value of the collateral securing such loans. The profitability of the Company may be impaired by adverse changes in local and regional economic conditions which affect the areas in which the Company does business or by acts of nature (including earthquakes, which may cause uninsured damage and other loss of value to real estate that secures the Company's loans) in those areas. Such events could also have a significant adverse impact on the value of such collateral or the Company's earnings.

          Custodial Accounts. First Regional Bank, the wholly-owned subsidiary and major asset of Company (the "Bank"), and Transcorp Pension Services, Inc. ("Transcorp") are parties to an Agreement under which the Bank acts as custodian for self-directed individual retirement accounts and simplified employee pension retirement plans. Transcorp acts as administrator for these same accounts and plans. Deposits related to these accounts and plans represented approximately 57% and 63% of the Bank's total deposits as of December 31, 1995 and 1994, respectively. The Agreement between the Bank and Transcorp provides that either party may terminate the relationship on not less than thirty (30) days prior written notice. If the relationship is terminated, the Transcorp related deposits may be withdrawn from the Bank in substantially equal monthly increments over a twenty-four (24) month period. If this were to occur, the Bank's liquidity would be impacted negatively and the Bank would be required to either substantially reduce its earning assets in order to fund the deposit withdrawals, or it would need to seek additional sources of funding, which may be available only at substantially higher interest rates than the amounts being paid in relation to the Transcorp deposits. Such an occurrence would most likely have a significant negative impact on the Bank's earnings.

          Concentration on Real Estate Related Loans. The Bank's lending is concentrated in real estate in Southern California. In the recent past, this area experienced adverse economic conditions, including declining real estate values. Further declines in the local economy or in real estate values may result in increased losses that cannot reasonably be predicted at this date. In addition, should a higher interest rate environment develop, real estate related loan demand could diminish which could also have an adverse impact on the Bank's earnings.

          Government Regulation; Dividend Restrictions. The Company and the Bank are subject to extensive federal and state governmental supervision, regulation and control, and future legislation and government policy could adversely affect the financial industry. The full impact of such legislation and regulation cannot be predicted, and future changes may alter the structure and competitive relationship among financial institutions. In addition, federal regulatory authorities have the power in certain circumstances to prohibit dividends and other payments from the Bank to the Company, although this has not happened to date. Under federal law and regulations promulgated by the California Superintendent of Banks (the "Superintendent"), the ability of state banking corporations, like the Bank, to pay dividends is limited. Capital distributions from the Bank would be prohibited, with limited exceptions, if the Bank were categorized as "undercapitalized" under applicable federal regulations, and payments of interest and principal on subordinated debt of the Bank could be restricted or prohibited, with some exceptions, if the Bank were categorized as "critically undercapitalized" under applicable federal regulations. Further, the Superintendent and applicable federal regulators have the authority to prohibit the payment of dividends by the Bank if it finds that such payment would constitute an unsafe or unsound practice. The Bank paid no dividends to the Company in 1995, 1994 or 1993. The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends on such stock in the foreseeable future.

          Capital Standards. The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transaction, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. In determining the capital level the Bank is required to maintain, the FDIC does not, in all respects, follow generally accepted accounting principals ("GAAP") and has special rules which have the effect of reducing the amount of capital it will recognize for purposes of determining the capital adequacy of the Bank. Future changes in FDIC regulations or practices could increase the capital level the Bank is required to maintain or further reduce the amount of capital recognized for purposes of capital adequacy. Such change could affect the ability of the Company to grow and could restrict the amount of profits, if any, available for the payment of dividends.

          Competition. The Company faces strong competition both in attracting deposits and in making loans. The Company's competition in making loans comes principally from commercial banks, savings and loan associations, mortgage companies, and to a lesser degree, thrift and loan companies, credit unions and insurance companies. Many of the nation's largest commercial banks and savings and loan associations have a significant number of branch offices in the areas in which the Company conducts operations. By virtue of their larger capital base, many of the commercial banks and savings and loan associations with which the Company competes have significantly greater lending limits than the Bank and perform other services for their customers which the Bank can offer only through correspondents or other vendors, if at all. Deregulation of the banking industry and increased competition from nonbank entities for the cash balances of individuals and businesses have had and will continue to have a significant impact on the competitive position of the Bank. Competition for loans tends to increase during periods of low interest rates. Among the advantages of the larger of these institutions are their ability to make larger loans, finance extensive advertising campaigns, access international money markets and generally allocate their investment assets to regions of highest yield and demand. Management believes that its most direct competition for deposits comes from commercial banks, stock brokerage firms, savings and loan associations, thrift and loan companies and credit unions. Additional significant competition for deposits may be expected to arise from corporate and governmental debt securities, as well as money market mutual funds.

          Limited Trading Market for Common Stock. While the Common Stock has been publicly traded since 1982, trading activity has been limited and it is not likely that an active public market will develop for the Common Stock in the foreseeable future. Even moderate numbers of shares sold in the public market have caused price fluctuations.

                                USE OF PROCEEDS

          The Selling Stockholder will receive all of the net proceeds from the sale of the shares of Common Stock owned by the Selling Stockholder and offered hereby. The Company will receive none of the proceeds of the sale of such shares of Common Stock.


                           SELLING SECURITY HOLDERS

          The Common Stock covered by this Prospectus is being offered by the Selling Stockholders identified in the table below. The shares of Common Stock have been acquired by the Selling Stockholders pursuant to the Stock Option Agreements with the Company. The following sets forth certain information as of June 30, 1996, with respect to the Selling Stockholders and the shares of Common Stock offered hereby:

                                                                                        MAXIMUM             MAXIMUM %
                                                                                        AMOUNT OF           OF SHARES TO
                                                      SHARES OF        NO. OF SHARES    SHARES TO BE        BE HELD
                                                      COMMON STOCK     UNDERLYING       HELD AFTER          AFTER
SECURITY HOLDER         POSITION                      PRESENTLY HELD   OPTIONS HELD     OFFERING /(1)/      OFFERING /(2)/
- ---------------         --------                      --------------   ------------     --------------      --------------
H. Anthony Gartshore    Director of the                      0         25,000                0              N/A
                        Company and the
                        Bank and President
                        of the Bank

Alexander S. Lowy       Director of the                 48,000         25,000           48,000              2.0%
                        Company and the
                        Bank

Thomas E. McCullough    Chief Financial                      0         25,000                0              N/A
                        Officer and
                        Secretary of the
                        Company and
                        Executive Vice
                        President and Chief
                        Operating Officer of
                        the Bank

Frank R. Moothart       Director of the                  2,500         25,000            2,500               .1%
                        Company and the
                        Bank

Mark Rubin              President and Vice             440,100         75,000          440,100             17.8%
                        Chairman of the
                        Board of the
                        Company and the
                        Bank


Lawrence J. Sherman     Director of the                 41,000         25,000           41,000              1.7%
                        Company and the
                        Bank

Jack A. Sweeney         Chairman of the                440,100         75,000          440,100             17.8%
                        Board and Chief
                        Executive Officer of
                        the Company and
                        the Bank

Steven J. Sweeney       Director of the                 52,000         25,000           52,000              2.2%
                        Company and the
                        Bank

_____________________

/(1)/  Assumes sale of all option shares in offering.
/(2)/ Assumes the options shares of the particular Selling Stockholder are issued and outstanding.

                             PLAN OF DISTRIBUTION

          The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares of Common Stock covered by this Prospectus, but it is anticipated that the Selling Stockholder may sell all or a portion of the shares of Common Stock from time to time to purchasers directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchasers of the shares of Common Stock for whom they may act as agent. The Selling Stockholder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of the shares of Common Stock might be deemed to be underwriters, and any profit on the sale of such shares of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the shares of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

          The shares of Common Stock may be sold in the over-the-counter market or in privately negotiated transactions. Sales of such shares in the over-the-counter market may be by means of one or more of the following: (a) a block trade in which a broker or dealer will attempt to sell his shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rule 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders. There is no assurance that the Selling Stockholders will sell any or all the Common Stock described herein and may transfer, devise or gift such shares by other means not described herein.


                                 LEGAL MATTERS

          The validity of the shares offered hereby will be passed on for the Company by Horgan, Rosen, Beckham & Coren, Los Angeles, California.


                                    EXPERTS

          The financial statements and schedules incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports, which have been incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents of the Company which have been filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

          (1) The Company's Annual Report of Form 10-K for the fiscal year ended December 31, 1995.

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

          (4) The description of the Company's Common Stock which is contained in its Registration Statement on Form 10 (File No. 0-10232), dated March 1982, filed under the Exchange Act, and any amendment or report filed for the purpose of updating such information.

          All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all such securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be ap art hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deem to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company is a California corporation. Section 317 of the California Corporations Code provides for the indemnification of agents of the corporation. Directors, officers and employees of the Company are included as agents.

          Section 317.  Indemnification of Corporate "Agent."

               (a) For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expense" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision(e).

               (b) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the corporation to procure a judgement in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

               (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, and in a manner the person believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made under this subdivision for any of the following:

                    (1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

                    (2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

                    (3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

               (d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

               (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

                    (1) A majority vote of quorum consisting of directors who are not parties to such proceeding.

                   (2) If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

                   (3) Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

                   (4) The court is which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

              (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay the amount unless if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of 315 do not apply to advances made pursuant to this subdivision.

              (g) The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of
         Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitation required by, paragraph (11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder all continue as to a person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of the heirs, executors, ad administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

              (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

                   (1) That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

                   (2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

              (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against the liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of
          Section 204; or (2) (A) the company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction or organization, (B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and
          (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

               (j) This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207.

          In addition, each of the directors and officers of the Company have entered into indemnity agreements with the Company and the Bank in conformity with the bylaw provision noted above. A copy of the form of indemnity agreements is attached as Exhibit 10.1 hereto.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.

ITEM 8.   EXHIBITS.

          The exhibits are as follows:

Exhibit No.  Description
- -----------  -----------

4.1          First Regional Bancorp 1991 Stock Option Plan

4.2          Form of Stock Option Agreement

5.1 Legal Opinion of Horgan, Rosen, Beckham & Coren with respect to the validity of the shares of Common Stock underlying options registered hereby

10.1         Form of Indemnity Agreements (Company and Bank)

23.1         Consent of Horgan, Rosen, Beckham & Coren (included in Exhibit
             5.1)

23.2         Consent of Deloitte & Touche LLP

ITEM 9.   UNDERTAKINGS.

(A)       The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the Articles of Incorporation of the registrant or the laws of the sate of California or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Century City, State of California on August 20, 1996.

                                        FIRST REGIONAL BANCORP



                                        By:   /s/ THOMAS E. McCULLOUGH
                                            -------------------------------
                                               Thomas E. McCullough
                                               Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has ben signed by the following persons in the capacities and on the dates indicated:

Signature                   Title                                   Date
- ---------                   -----                                   ----
/s/ H. ANTHONY GARTSHORE    Director of the Company and the Bank    August 20, 1996
- ------------------------
H. Anthony Gartshore        and President of the Bank



/s/ ALEXANDER S. LOWY        Director of the Company                August 20, 1996
- ------------------------
Alexander S. Lowy            and the Bank



/s/ THOMAS E. McCULLOUGH     Chief Financial Officer                August 20, 1996
- ------------------------
Thomas E. McCullough         Secretary of the Company and
                             Executive Vice President and
                             Chief Operating Officer of the Bank



/s/ FRANK R. MOOTHART        Director of the Company                August 20, 1996
- -----------------------
Frank R. Moothart            and the Bank



/s/ MARK RUBIN               President and Vice Chairman            August 20, 1996
- -----------------------
Mark Rubin                   of the Board of the Company
                             and the Bank



/s/ LAWRENCE J. SHERMAN      Director of the Company                August 20, 1996
- -----------------------
Lawrence J. Sherman          and the Bank



/s/ JACK A. SWEENEY          Chairman of the Board and              August 20, 1996
- ----------------------
Jack A. Sweeney              Chief Executive Officer of
                             the Company and the Bank



/s/ STEVEN J. SWEENEY        Director of the Company                August 20, 1996
- ----------------------
Steven J. Sweeney            and the Bank